Exhibit 10.12

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into effective as of the 6 day of December, 2017, by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord’s predecessor-in-interest and Tenant entered into that certain Lease Agreement dated January 21, 2011 (“Base Lease”), as amended by that certain First Amendment to Lease Agreement dated November 12, 2015 (“First Amendment”; the Base Lease as amended by the First Amendment is referred to herein as the “Lease”), which pertains to those certain premises currently consisting of approximately 38,558 rentable square feet known as Suites 100 and 800 (“Existing Premises”) in the building located at 1001 17th Street, Denver, Colorado 80202 (“Building”). Except for such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Lease.

B.            Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, additional space in the Building.

C.            Landlord and Tenant desire to memorialize the expansion of the Existing Premises, and otherwise desire to amend certain terms of the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained in this Amendment and the Lease, as amended, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             In addition to the Existing Premises, Landlord leases to Tenant and Tenant hereby leases from Landlord additional space in the Building consisting of approximately 4,905 rentable square feet of space located on the 8th floor of the Building which will be known as Suite 830 (the “Suite 830 Space”), as shown on Exhibit A hereto and made a part hereof by reference, on all of the terms of the Lease as herein amended, on the following basis:

A.            Tenant’s right to possession of the Suite 830 Space and its obligations under the Lease for the Suite 830 Space shall commence on the date Landlord delivers possession of the Suite 830 Space to Tenant (“Expansion Date”) in the condition required hereunder, which Expansion Date is estimated to be on or about December 1, 2017.

B.            The Term of the Lease for the Suite 830 Space shall be coterminous with the Term of the Lease for the Existing Premises and shall terminate on the Expiration Date.

C.            As of the Expansion Date, all references to Premises in the Lease shall include the Existing Premises and the Suite 830 Space and Tenant’s occupancy of the Suite 830 Space shall be subject to all terms of the Lease as herein specifically amended. Subject to the following terms and conditions, as of the Expansion Date, the Premises described in the Lease shall consist of the Existing Premises and the Suite 830 Space for a total of approximately 43,463 rentable square feet of space as outlined on Exhibit A hereto and made a part hereof by this reference. At the request of Landlord or Tenant, the parties will evidence the Expansion Date and such other matters set forth therein in an agreement substantially in the form of Exhibit B attached hereto.

D.            For periods prior to the Expansion Date, Tenant shall continue to pay Base Rent and Additional Rent for its use and occupancy of the Existing Premises in accordance with the terms of the Lease. Commencing on Expansion Date, Tenant shall pay Base Rent for its use and occupancy of the Suite 830 Space, which Base Rent shall be in addition to the Base Rent due with respect to the Existing Premises, pursuant to the terms of the Lease and in accordance with the following payment schedule:

Period	Annual PSF for Suite 830 Space	Monthly Base Rent for the Suite 830 Space
Expansion Date through November 30, 2018*	$22.00	$8,992.50	*
December 1, 2018 through November 30, 2019	$22.50	$9,196.88
December 1, 2019 through November 30, 2020	$23.00	$9,401.25
December 1, 2020 through November 30, 2021	$23.50	$9,605.63
December 1, 2021 through November 30, 2022	$24.00	$9,810.00
December 1, 2022 through Expiration Date	$24.50	$10,014.38

*Notwithstanding anything to the contrary, Tenant may occupy the Suite 830 Space and Base Rent applicable to the Suite 830 Space (but not Tenant’s Pro Rata Share of Operating Expenses applicable to the Suite 830 Space or any Rent payable for the Existing Premises) will be abated for a period commencing on the Expansion Date and expiring on April 30, 2018.

2.             Prior to the Expansion Date, Tenant shall continue to pay Additional Rent for the Existing Premises only in accordance with the terms of the Lease. Commencing on the Expansion Date and for the duration of the Term, in addition to Base Rent, Tenant shall be obligated to pay Additional Rent and all other sums payable by Tenant in accordance with the Lease applicable to both the Suite 830 Space and the Existing Premises, including, without limitation, payment of Tenant’s Pro Rata Share of Operating Expenses. From and after the Expansion Date, Tenant’s Pro Rata Share shall be 6.63%.

3.             Subject to the terms hereof, Tenant accepts the Existing Premises and the Suite 830 Space in their “as is” condition and Landlord shall have no obligation to remodel or make or pay for improvements to the Existing Premises or the Suite 830 Space except as otherwise required hereby (it being acknowledged that nothing herein shall limit Landlord’s maintenance and repair obligations described in the Lease).

A.            Landlord and Tenant acknowledge that Tenant is in possession of the Existing Premises pursuant to the terms of the Lease and accepts possession of the Existing Premises in its “as is” condition as of the date hereof subject to the provisions of the Lease, as amended hereby.

B.            Landlord shall deliver and Tenant shall accept the Suite 830 Space in its “as is” condition. Landlord shall provide Tenant with an allowance of up to $147,150.00 (the “Expansion Allowance”) to be applied in accordance with the terms hereof.

C.            Tenant may utilize the Expansion Allowance only for improvements to the Suite 830 Space (the “Expansion Improvements”) pursuant to the Final Plans (as hereafter defined). The Expansion Allowance may be used only for hard and soft construction costs associated with the design and construction of the Suite 830 Space and toward costs associated with: (a) data/telecommunications cabling and equipment to include security, (b) consultant fees related to design and engineering, and (c) consultant fees related to the design and construction of the Expansion Improvements. Landlord’s payment of the Expansion Allowance shall be subject to all of the following items (i)-(v) being completed to Landlord’s reasonable satisfaction and the Expansion Allowance shall be due and payable by Landlord on the 45th day after the date on which the last of the following items has been completed to Landlord’s reasonable satisfaction: (i) Tenant submits to Landlord an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with the Expansion Improvements for which Landlord or its property might in any way be responsible, have been paid or otherwise satisfied; (ii) Tenant submits to Landlord any other data, to the extent and in such form as may be designated by Landlord, which establishes the final cost of the Expansion Improvements and the payment or satisfaction of all Tenant’s construction obligations, such as receipts, releases and waivers of liens arising out of the Expansion Improvements; (iii) Landlord is provided with a certificate by Tenant’s architect reflecting that the Expansion Improvements are complete in accordance with the Final Plans approved by Landlord; (iv) Landlord is provided with all certificates or similar sign-offs necessary for occupancy of the Suite 830 Space issued by the appropriate governmental authority permitting use of the Suite 830 Space in accordance with such approved Final Plans; and (v) Tenant has executed such other close-out documents as may be reasonably requested by Landlord. Tenant shall be responsible for any costs of the Expansion Improvements which are in excess of the Expansion Allowance. Subject to the following, unless otherwise agreed by Landlord and Tenant, the Expansion Allowance shall remain available for Tenant’s use through and until December 31, 2018 (“Outside Date”) and following the Outside Date Tenant shall forfeit to Landlord any remaining unused balance of the Expansion Allowance.

D.            Tenant is responsible for the diligent completion of the Expansion Improvements substantially in accordance with the plans and specifications approved by Landlord (the “Final Plans”), and shall be responsible for the construction contract, construction management, the bidding process, and selection of contractors, engineers and construction manager, all subject to Landlord’s consent as provided in the Lease. The Expansion Improvements shall be accomplished by Tenant as an Alteration, as such term is used in the Lease, and shall be subject to all of the terms and conditions of the Lease (including, without limitation, Article 12 thereof). Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, of Tenant’s Final Plans for the Expansion Improvements shall be required and Landlord shall have the right to reasonably approve Tenant’s contractors, subcontractors, engineers and construction managers engaged to construct the Expansion Improvements. Landlord shall approve or provide comments to Tenant’s proposed plans and specifications within 10 business days of receipt. Landlord shall be entitled to a construction management fee equal to 1% of the Tenant’s hard costs of construction for supervision and oversight of the Expansion

Improvements which shall be deducted by Landlord from the Expansion Allowance, as well as any amounts due Landlord in accordance herewith.

4.             Effective as of the Expansion Date, Tenant’s Parking Allotment shall be increased to reflect 43 unreserved garage parking spaces (based on 1 unreserved garage parking space for every 1,000 rentable square foot leased by Tenant), the use of which shall be subject to the terms of the Lease, as hereby amended. The Parking Rate currently charged by Landlord as of the date hereof is $195.00 per month per unreserved parking space, $235.00 per month per parking space in the reserved area, and $300.00 per month per designated reserved parking space. The Parking Rates are subject to increase in accordance with the terms of the Lease.

5.             Landlord and Tenant represent and warrant to the other that neither has employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except Cushman & Wakefield of Colorado, Inc., which is representing Landlord (“Landlord’s Broker”). Each party shall indemnify the other against any expense incurred by a party as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under the other party, other than Landlord’s Broker. Tenant acknowledges Landlord is not liable for any representations by Landlord’s Broker regarding the Premises, Building, Building Complex, or this Amendment.

6.             If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Amendment and annexed to another counterpart of the Amendment to form a completely executed original instrument without impairing the legal effect of the signature thereon. Signatures transmitted by facsimile or other static electronic form shall be binding as originals on the parties hereto.

7.             Time is of the essence herein.

[Remainder of Page Intentionally Left Blank — Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:

FSP 1001 17TH STREET LLC,			PING IDENTITY CORPORATION,
a Delaware limited liability company			a Delaware corporation

By:	FSP Property Management LLC, its asset manager		By:	/s/ Aaron LaPoint
Print Name: Aaron LaPoint
	By:	/s/ William S. Friend, Jr.	Print Title: CHRO
William S. Friend, Jr.,
Executive Vice President -
Regional Director

EXHIBIT A
TO
SECOND AMENDMENT TO LEASE AGREEMENT

SUITE 830 SPACE

1001 17th Street	Suite 830 4,905 rsf	CATTERALL DESIGN OFFICE